Exhibit 99.1

News Release

JLL Names Karen Brennan CFO

LaSalle veteran brings global financial and real estate expertise to position JLL for future growth

CHICAGO, June 22, 2020 – Jones Lang LaSalle Incorporated (NYSE:JLL) announced today the appointment of Karen Brennan as Chief Financial Officer effective July 15. Brennan, currently the Chief Executive Officer of LaSalle’s operations in Europe, will report to CEO Christian Ulbrich and will join JLL’s Global Executive Board. She succeeds Stephanie Plaines, who has decided to leave JLL for personal reasons after a transition period.

During her more than 20 years with LaSalle, Brennan developed extensive experience across the global commercial real estate sector while based in Chicago and Baltimore in the United States, Singapore, Hong Kong and London. As CEO for LaSalle Europe, she had overall responsibility for business strategy across six offices managing approximately $22 billion in assets under management.

Prior to that, she oversaw $9.5 billion of assets under management as the Head of Americas Custom Accounts. While in Singapore and Hong Kong, she served as Portfolio Manager, ex-Japan for two opportunity funds and developed strategic investment initiatives following the Global Financial Crisis. In these and her prior roles, she developed expertise across wide-ranging aspects of finance including forecasting, asset management, underwriting, credit facility negotiations and asset restructuring. She also served on LaSalle’s Global Management Committee, chaired its European Management Board, and was a member of the Americas Investment Committee and Private Equity Board.

“Karen has excelled across a variety of roles in her two decades with JLL, and I am confident that her diverse global experience and understanding of our business will be invaluable as we navigate the current economic environment and position JLL for future growth,” commented Ulbrich. “I would like to also thank Stephanie for her leadership as CFO, particularly the integration of HFF, the largest acquisition in our history, through the recent financial impacts of the COVID-19 pandemic and for ensuring a smooth transition.”

Brennan earned a Master’s in Business Administration from the University of Chicago and a Bachelor’s in Business Administration from Loyola University in Maryland.

Brennan commented, “I look forward to leading the talented group of people in our Finance team and to partnering with colleagues around the world. JLL’s growth momentum and innovation in global real estate provide a strong platform to deliver on behalf of our clients, and I am excited to be part of this team.”

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About JLL

JLL (NYSE: JLL) is a leading professional services firm that specializes in real estate and investment management. JLL shapes the future of real estate for a better world by using the most advanced technology to create rewarding opportunities, amazing spaces and sustainable real estate solutions for our clients, our people and our communities. JLL is a Fortune 500 company with annual revenue of $18.0 billion, operations in over 80 countries and a global workforce of more than 94,000 as of March 31, 2020. JLL is the brand name, and a registered trademark, of Jones Lang LaSalle Incorporated. For further information, visit ir.jll.com.

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Contact: Gayle Kantro

Phone: +1 312 450 5948

Email: gayle.kantro@am.jll.com